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                                   EXHIBIT 10


                                   AGREEMENT



    AGREEMENT made this 26th day of October 1994 between SPARTON CORPORATION, an Ohio corporation (hereinafter call "Sparton"), and JOHN J. SMITH of Jackson, Michigan (hereinafter called "Smith").

    Smith has served as chairman and chief executive officer of Sparton pursuant to the terms of an Employment Agreement dated as of August 30, 1991, for a term which expired on June 30, 1994, having previously served as president and general manager since November 3, 1950. Sparton desires to retain his services as chief executive officer in the future and to renew his Employment Agreement for an additional term of three (3) years beginning as of July 1, 1994, upon the terms and conditions set forth herein.

    In consideration of the foregoing and the mutual promises hereinafter set forth, the parties hereto agree as follows:

    1. Sparton hereby employs Smith as its chief executive officer for the period commencing July 1, 1994, and ending June 30, 1997. Smith hereby accepts such employment and, subject to the provisions of paragraph 2 hereof, agrees to perform such services as shall from time to time be reasonably assigned to him by the Board of Directors of Sparton, such services to be substantially the same as the services which he has been performing under the prior agreement. Smith agrees during the period of such employment to devote his best efforts and, subject to the provisions of paragraph 2 hereof, his full business time and attention to the performance of his duties hereunder except during reasonable vacation periods and reasonable periods of illness or other incapacity.

    2. Smith's employment may be terminated by Sparton, at its option, if Smith shall be unable to carry on its duties and responsibilities hereunder for a period of six (6) consecutive months by reason of physical or mental disability or incapacity. Smith shall have the right, upon six (6) months' prior written notice to Sparton, to reduce his responsibilities and the time he devotes to the performance of his duties hereunder, in which event his base compensation and incentive compensation shall be reduced proportionately.

    3. Smith shall receive as base compensation for his services the following amounts each year, payable in equal semimonthly installments:

                                                                        Smith's Base
             For Twelve Months Ending:                             Compensation Shall Be
                     June 30, 1995                                      $274,802
                     June 30, 1996                                       288,542
                     June 30, 1997                                       302,969





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    In addition to such base compensation, Smith shall also receive as incentive compensation each fiscal year an amount equal to five percent (5%) of the consolidated net income, before federal income taxes, of Sparton and its subsidiaries for such fiscal year in excess of Five Million Dollars ($5,000,000), provided, however, that such additional incentive compensation shall not exceed One Hundred Fifty Thousand Dollars ($150,000) for any fiscal year. The amount of Smith's incentive compensation shall be paid to him each year within ten (10) days after the audited balance sheet and profit and loss statement for the fiscal year are available.

    As of June 1, 1994, and continuing to the date hereof, Smith voluntarily reduced his base compensation to the annual rate of One Hundred Twenty Thousand Dollars ($120,000). Smith shall have the right at any time, in his discretion, to increase his base compensation in any amount up to but not exceeding the applicable base compensation set forth above in this paragraph 3.

    By written notice to the Company, Smith shall also have the right, voluntarily in his discretion, at any time and from time to time to reduce his base compensation or his incentive compensation, or both, in such amount and for such reason (or no reason) as he sees fit. Smith shall likewise have the right at any time and from time to time to restore all or any part of any prior voluntary reduction in his compensation (including the reduction referred to above) so long as the resulting base compensation or incentive compensation does not exceed respectively the base compensation or incentive compensation set forth above in this paragraph 3. All such reduction and increases shall be prospective and not retroactive. It is the intent of this paragraph that by prior written notice to the Company Smith shall have the right to establish his own base and incentive compensation from time to time up to but not exceeding the applicable base and incentive compensation set forth above in this paragraph 3.

    4. In the same manner as provided in Smith's prior Employment Agreement with Sparton, interest shall be credited to the balance in Smith's deferred compensation account on a quarterly basis as of September 30, December 31, March 31, and June 30 of each year, at a rate equal to one and one-half percent (1-1/2%) above the prime rate in effect at the National Bank of Detroit at the beginning of each such quarter, with a maximum rate of interest of ten percent (10%) per annum or the prime rate, whichever is greater, but in no event greater than fourteen percent (14%) per annum. Upon termination of Smith's employment, interest shall continue to accrue at the rate specified above on the unpaid balance of Smith's account. Such interest shall be paid to him, his beneficiary, or estate in quarterly installments or in such other periodic installments as Sparton and Smith shall then agree.

    5. Smith shall be entitled, upon termination of his employment hereunder, to payment of the amount credited to his deferred compensation account at the time of such termination of employment (which shall include interest accrued to the date of termination) in equal monthly installments over the period of eight (8) years beginning





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at that time.  In the event Smith's employment shall be terminated by reason of his death, the amount credited to his deferred compensation account at the time of his death shall be paid in equal monthly installments over such eight- (8) year period to such beneficiary or beneficiaries as he shall have designated in writing, delivered to Sparton prior to his death or, in default of such designation, to his estate. If Smith shall die after termination of his employment but prior to receiving the full amount of deferred compensation to which he is entitled, Sparton shall pay the remaining balance, if any, then credited to his account to such beneficiary or beneficiaries as he shall have so designated or, in default thereof, to his estate, in installments over the balance of the eight- (8) year period.

    In addition to the installment payment of such credits, interest on the unpaid balance shall accrue and be paid as provided in paragraph 4.

    Notwithstanding the foregoing, at any time before or after the termination of his employment, and from time to time, Smith may request that a portion of his deferred compensation account not to exceed Two Hundred Thousand Dollars ($200,000) in any twelve- (12) month period be paid to him. Each request shall be submitted to Sparton's Board of Directors for approval or rejection. If approved by the Board, Sparton shall pay the amount requested.

    6. In the event Smith's employment shall be terminated other than at the end of Sparton's fiscal year, his base compensation shall cease as of the last day of the month in which such termination occurred. Smith's incentive compensation shall be computed in the manner and at the time specified in paragraph 3 and prorated to the end of the month in which termination occurred.

    7. The determination by Sparton's independent certified public accountants of the consolidated net income of Sparton and its subsidiaries, as above defined, shall be binding upon Sparton and Smith.

    8. The payments hereunder and the provisions hereof shall be in addition to and shall not affect any rights or benefits which Smith may have under Sparton's pension or retirement plans, group insurance program, or any other employee benefit plans which may heretofore or hereafter be adopted, or any stock options which shall heretofore or hereafter be granted to him.

    9. In the event Sparton shall at any time be merged or consolidated into or with any other corporation or corporations or in the event that substantially all the assets of Sparton shall be sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the corporation resulting from such merger or consolidation or the corporation to which such assets shall be sold or transferred, but this Agreement shall not otherwise be assignable by Sparton or by Smith without the consent of the other. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, and successors of Smith.





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    Executed in duplicate at Jackson, Michigan, this 26th day of October, 1994, to be effective as of July 1, 1994.

                                               SPARTON CORPORATION

     /s/ John J. Smith                         By   /s/ Marshall V. Noecker
- - - ---------------------------                      -----------------------------
John J. Smith                                    Marshall V. Noecker, a Director
                                                 For the Board of Directors





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